Exhibit 99

                    LEVITZ FURNITURE ANNOUNCES APPOINTMENT OF
                  EDWARD L. GRUND AS CHAIRMAN OF THE BOARD AND
                    CHIEF EXECUTIVE OFFICER BUSINESS EDITORS

 BOCA RATON, Fla.--Nov. 17, 1998--Levitz Furniture Corporation ("Levitz"), one of the nation's largest specialty retailers of furniture, today announced the appointment of Edward L. Grund as Chairman of the Board and Chief Executive Officer replacing Michael Bozic who will be leaving Levitz to become Vice-Chairman of Kmart Corporation.

 Mr. Grund will assume his new responsibilities effective November 20, 1998. Bozic will continue with Levitz as a member of its Board of Directors.

 Grund joined Levitz earlier this year from Sunglass Hut International where he served as Executive Vice President for the North American Division. He has extensive experience in retail operations having previously served as Executive Vice President Store Operations for The Broadway stores in Southern California and as Vice President of the J. Homestock furniture chain, a division of Macy's, whose store sites were purchased by Levitz in 1977.

 Grund stated, "I am extremely excited about the prospects for our future and look forward to building on the work that Mike has begun."

      CONTACT:  Levitz Furniture Corp., Boca Raton
                Mike McCreery, 561/994-5151